UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2024
Hayward Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40208	82-2060643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1415 Vantage Park Drive
Suite 400 Charlotte, NC 28203
(Address of principal executive offices, including zip code)

(704) 837-8002
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HAYW	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement.
Receivables Purchase Agreement

On July 3, 2024, Hayward Industries, Inc. (in its capacity as seller and servicer, the “Seller”), a New Jersey corporation and a wholly-owned subsidiary of Hayward Holdings, Inc. (the “Company”), entered into a Receivables Purchase Agreement (the “Purchase Agreement”) with Wells Fargo Bank, N.A., as purchaser (the “Purchaser”), pursuant to which the Seller may, from time to time, offer to sell to the Purchaser certain accounts receivable.

Under the Purchase Agreement, the Seller may sell, and the Purchaser may purchase on a revolving uncommitted basis, certain eligible outstanding customer accounts receivable. The eligible accounts receivable to be sold under the Purchase Agreement consist of up to $125 million in accounts receivable generated by sales to specified customers of the Company. The Seller, as the servicer under the Purchase Agreement, will continue to service the accounts receivable sold to the Purchaser.

The Seller will be paid a discounted purchase price for each receivable sold under the Purchase Agreement, which price may vary by obligor as set forth in the Purchase Agreement. The discount rate used to determine the purchase price for the subject receivables is based upon an annual interest rate equal to the forward-looking term rate based on the secured overnight financing rate for the period of time between payment to the Seller under the Purchase Agreement and the due date for the receivable plus a buffer period specific to the obligor, plus a margin applicable to the specified obligor. The Seller is not required to offer to sell any receivables and the Purchaser is not committed to purchase any receivables offered by the Seller.

The Seller and the Purchaser may terminate the Purchase Agreement at any time upon 30 days’ written notice, and the Purchaser may terminate the Purchase Agreement immediately upon written notice and the occurrence of certain specified events.

The Purchase Agreement contains customary representations and warranties and covenants for agreements of this nature, including as to the eligibility of the account receivables being sold, and contains customary repurchase events and indemnification provisions for agreements of this nature.

The Company expects to use the proceeds from receivables sales under the Purchase Agreement for general corporate purposes.

The description of the Purchase Agreement is qualified in its entirety by reference to the text of the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 3, 2024, Billy Emory was named Vice President, Customer Experience of Hayward Industries, Inc. Previously, Mr. Emory served as Vice President, Chief Accounting Officer of Hayward Holdings, Inc. (“Hayward”). Hayward is excited to have Mr. Emory assume his new role reporting to John Collins, Hayward’s Chief Commercial Officer, and believes he will make a positive impact in shaping and enhancing the customer and consumer experience.

In connection with Mr. Emory’s new role, he ceased serving as the principal accounting officer of Hayward, and Eifion Jones, Senior Vice President and Chief Financial Officer of Hayward, has reacquired the role of Hayward’s principal accounting officer, effective July 3, 2024. Mr. Jones, age 57, has served as Senior Vice President, Chief Financial Officer of Hayward since April 2020. From 2011 until he joined Hayward, Mr. Jones served as the Chief Financial Officer of Cornerstone Holdings Inc., a portfolio company of private equity firms HIG Capital and, later, Littlejohn & Co. LLC.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Receivables Purchase Agreement, dated July 3, 2024, between Hayward Industries, Inc. and Wells Fargo Bank, N.A.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAYWARD HOLDINGS, INC.

Date: July 9, 2024	By:	/s/ Eifion Jones
Eifion Jones
Senior Vice President and Chief Financial Officer